Exhibit 10.37

June 20, 2014

Mr. Ulf Lindqwister
Via Email gist01@yahoo.com

Subject:    Employment Offer

Dear Ulf:

On behalf of Rich Lavin, I am pleased to extend the following offer of employment with Commercial Vehicle Group, Inc. (The “Company”).

Job Title     Senior Vice President and Chief Administrative Officer

Start Date    Monday, August 4, 2014 or a mutually acceptable alternative date

Reports To    Rich Lavin, President and Chief Executive Officer

Salary        $300,000 if annualized, payable bi-weekly

Relocation
The Company will pay or reimburse all documented, reasonable and customary expenses related to your relocation to Central Ohio. Relocation benefits include home marketing assistance, temporary housing, costs associated with the sale and/or purchase of a home, and relocation of household goods. Relocation services may be provided by SIRVA on behalf of Commercial Vehicle Group, depending on the complexity of your move.

All eligible expenses must be incurred and submitted within 12 months of your hire date in order to be eligible for relocation benefits. All relocation expenses paid or reimbursed by the Company are recoverable if you resign or are terminated for cause within 12 months of your final relocation payment. The amount recoverable will be equal to 1/12th of the reimbursement for each full month left in the repayment period at the time of separation.

Signing Bonus
Within thirty (30) days of hire, you will be paid a one-time signing bonus in the amount of $25,000. This bonus is recoverable if you resign or are terminated for cause within one year of the payment date. The amount recoverable will be equal to 1/12th of the signing bonus for each full month left in the repayment period at the time of separation.

7800 Walton Parkway / New Albany, OH / 43054 / 614.289.5360

Equity

Incentives
You will be eligible to receive equity and other long-term incentive awards under any applicable plan adopted by the Company during your employment term for which similarly situated employees are generally eligible. The level of participation in any such plan shall be determined at the sole discretion of the Board from time to time.

(a)
You will be granted, within thirty (30) days of hire, an award of 30,000 shares of restricted stock pursuant to the terms of the Company’s Equity Incentive Plan. 1/3 of these shares will vest in October, 2014 with the balance vesting ratably in 2015 and 2016. The terms and conditions of the award shall be governed in all respects by the definitive documentation related to the grant of such award.

(b)
You shall be eligible, pursuant to the terms of the Company’s long-term incentive plan, to receive an additional discretionary annual restricted stock and/or restricted cash award. The terms and conditions of such awards will be no less favorable than those awards granted to other senior officers of the Company. The restricted shares granted at hire may be considered by the Committee when establishing individual 2014 awards.

Bonus	You will be eligible for an annual discretionary award targeted at 50% of your base compensation, pro-rated for 2014 based on your start date.

The 2013 Annual Incentive Plan measures are exclusively financial in nature and are tied to corporate and divisional Net Sales, Operating Profit Margin and Return on Average Invested Capital targets. Payouts range from 0% - 200% of target based on performance against plan.

Vacation	Four weeks per calendar year, pro-rated for 2014 at 13.33 hours per month.

Holidays	Ten days, in accordance with annual observation calendar.

Group Benefits
Hospital/Surgical/Medical, Dental and Vision insurance is available for you and all eligible dependents. Coverage is effective on the first day of the month following your date of hire. A bi-weekly payroll deduction will apply based on the type of coverage you select.

Group life insurance coverage equal to $750,000 is provided at no cost to you and with no medical exam required. This coverage is also effective on the first day of the month following your date of hire.

Short term disability coverage applies after 180 days of employment and provides disability pay at 100% of your base salary for the first two weeks and up to an additional 24 weeks at 60% of base salary.

Long term disability coverage takes effect following the exhaustion of your short term disability coverage.

All associates over the age of eighteen are eligible for enrollment in our 401(k) Savings Plan on the first day of the month following date of hire. Currently, the company matching contribution is fifty cents for every dollar contributed, up to 6% of annual salary. Matching contributions vest ratably over three years.

7800 Walton Parkway / New Albany, OH / 43054 / 614.289.5360

You will also be eligible to enroll in Commercial Vehicle Group’s Deferred Compensation Plan.

Details on our salaried benefit programs are enclosed with this letter. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time.

Stock

Ownership
Pursuant to the Company’s Stock Ownership Guidelines published March 7, 2011, officers are expected to own and hold shares of the Company’s common stock with a Value (as defined in the Stock Ownership Policy) equal to your annual base salary.

Conditional	This offer is contingent upon you successfully passing a pre-employment background check and drug screen.

This offer will remain open through close of business on Friday, June 27, 2014. If you have any questions, please contact me directly at 614-289-0253.

On behalf of Rich Lavin, and all of us at CVG, we anticipate your positive response and look forward to welcoming you to the organization soon. If there is anything we can do to support your transition in the coming month, please don’t hesitate to ask.

Sincerely,

/s/ Laura L. Macias

Laura L. Macias
Chief Human Resources Officer

7800 Walton Parkway / New Albany, OH / 43054 / 614.289.5360